UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On December 23, 2014, Visa Inc. (“Visa”) filed FAQs for the Holders of Visa’s Class B and Class C Common Stock relating to Proposal 2 in Visa’s Proxy Statement. The following contains updates to those FAQs.

Visa Inc. 2015 Annual Meeting of Stockholders

Certificate of Incorporation Amendments to Facilitate Stock Splits

FAQ for Holders of Class B and Class C Common Stock

1.	What exactly is Visa proposing?

Visa is proposing to amend its Certificate of Incorporation at our 2015 annual meeting of stockholders. The proposed amendments are intended to provide Visa the ability to effect a future stock split of its Class A common stock in a manner that would preserve, following the stock split, the respective ownership percentages that the holders of Class A common stock, Class B common stock and Class C common stock had immediately prior to the stock split.

2.	What is a stock split?

A stock split occurs when the board of directors of a company decides to increase the number of issued and outstanding shares of its stock by issuing more shares to its current stockholders. For example, in a typical 2-for-1 stock split, each stockholder would receive one additional share of stock for each share of stock that it held prior to the stock split.

Ideally, a stock split will be effected in a manner that preserves, following the stock split, each stockholder’s proportionate ownership interests in the company as had existed prior to the stock split.

To illustrate, assume that a company has only two stockholders. Prior to the stock split, each stockholder owns 10% and 90% of the outstanding shares of the company, respectively. If this company effects a 2-for-1 split, the stockholders would still own 10% and 90% of the outstanding shares, respectively, after the stock split, but the number of shares held by them would have doubled. See the attached Annex A attached for a more in-depth explanation of this example.

In addition, after a stock split, the market price of the stock is typically reduced in order to ensure that the stock retains the same value after the split as it had prior to the split. For example, if a share of stock is priced at $120 per share, after a 2-for-1 stock split, the market price would initially be reduced by one-half (1/2) to $60 per share.

Note that the actual stock split-ratio that will apply – e.g., whether the stock split will be a 2-for-1 split, a 3-for-1 split, etc. – will be determined by the board of directors of a company based on the initial price at which that board would like to see the stock trading once the stock split is put into effect.

3.	Why would a company want to do a stock split?

Although reasons for doing a stock split will vary from company to company, in a typical scenario, a company will effect a stock split where that company has seen steady and/or consistent increases in its stock price and believes that a reduction in the stock price will help increase the marketability of its stock by making its shares more “affordable” for potential investors. For example, in a 2-for-1 stock split, a share price of $60 per share may be more likely to attract potential investors as compared to a more expensive share price of $120 per share.

4.	How is a stock split typically effected?

Once the board of directors of a company has decided to do a stock split, the board will typically effect the split by declaring a stock dividend payable to its stockholders. A stock dividend is similar to a cash dividend, but instead of cash, stockholders receive a distribution of shares of stock.

5.	Okay, I understand how a stock split works, but why can’t Visa effect a stock split under its existing Certificate of Incorporation?

In fact, Visa could effect a stock split under its existing Certificate of Incorporation. However, as the Certificate of Incorporation is currently drafted, Visa will not implement a stock split.

As discussed in the response to Question 2 above, one of a company’s primary goals when effecting a stock split is to preserve the proportionate ownership of the company’s stockholders. As currently drafted, Visa’s Certificate of Incorporation does not accomplish this. If we were to effect a stock split in accordance with our existing Certificate of Incorporation, the proportionate ownership of all of the classes of our common stock would be altered, and, in some cases, the holders of our Class A common stock and Class B common stock would be adversely impacted.

See Annex B for an example of how a 2-for-1 stock split would work under our existing Certificate of Incorporation.

6.	How do the proposed amendments work?

The proposed amendments permit a stock split of the Class A common stock in a manner that preserves the relative ownership percentages of Visa’s common stock. Specifically, the amendments allow for a distribution of Class A common stock to the holders of Class A common stock without also requiring the simultaneous distribution of shares of Class B common stock and Class C common stock currently required by the existing Certificate of Incorporation. In addition, the amendments provide appropriate adjustments to the formulas used to calculate the conversion rates applicable to the Class B common stock and Class C common stock to preserve the proportionate ownership of the holders of Class B common stock and Class C common stock. See Annex B for an example of how a 2-for-1 stock split would work if the proposed amendments are implemented.

7.	Will I be adversely impacted by the proposed amendments?

No, you will not be adversely impacted by the proposed amendments. Under our existing Certificate of Incorporation, Visa will not implement a stock split since it would have a disproportionate impact on Visa’s stockholders. Under the proposed amendments, if Visa were to declare a stock split, it would not have an adverse impact on the stockholders.

8.	Why is Visa seeking to make these changes to its Certificate of Incorporation now?

At the time that Visa went public, it did not sufficiently contemplate how a stock split would be effectively implemented under the three-tiered common stock structure provided by our Certificate of Incorporation. These amendments are intended to address certain issues in our Certificate of Incorporation that would otherwise prevent the holders of our Class A, Class B and Class C common stock from being treated on an equivalent basis in the event we were to implement a stock split.

9.	Does Visa have any current plans to effect a stock split?

Although our board of directors has, from time to time, considered effecting a stock split of our Class A common stock, it has not yet made a final determination to do so. We are seeking approval of the amendments to our Certificate of Incorporation at our 2015 annual meeting of stockholders in order to allow us the ability to effect a stock split in a prompt and efficient manner if at some point our board of directors determines that it would be in the best interests of Visa and our stockholders to do so. For instance, our board of directors may determine that a broader distribution of our stock at a price per share that is more affordable to more investors may be in the best interests of Visa and our stockholders.

These amendments will permit our board to act quickly to take advantage of market and other favorable conditions to effect a stock split, without the delay and expense associated with holding a special meeting of the stockholders to consider these amendments at a later time.

10.	How will I know if the Visa board of directors declares a stock split?

Similar to when Visa has declared cash dividends in the past, Visa will issue a public announcement shortly after the board of directors has approved a stock split.

11.	What will happen if Visa does not receive the necessary support from its stockholders to amend the Certificate of Incorporation?

If our stockholders do not approve the proposed amendments, the existing terms of the Certificate of Incorporation relating to the treatment of stock splits will remain unchanged. As a result, as discussed in the response to Question 7 above, Visa will not implement a stock split of any of its classes of common stock, at least not until changes have been made to correct the issues discussed above.

12.	What is the specific impact on holders of Class B and Class C common stock if the amendments are not approved?

There should be no specific impact on the holders of Class B and Class C common stock should the proposed amendments not be approved. However, as discussed in the response to Question 7 above, until changes are made to the existing Certificate of Incorporation, Visa’s inability to effect a stock split without adversely impacting the proportionate ownership interests of its stockholders will impede it from taking such an action.

13.	Assuming I support the proxy effort, what do I need to do?

Your proxy materials contain instructions on how to vote by proxy on the proposed amendments to our Certificate of Incorporation. As described in your proxy materials, you are able to submit your proxy over the phone, in writing, via the Internet or in person. You may vote your shares via the internet at www.proxyvote.com or over the phone by calling (800) 690-6903. If you are calling from outside of the United States, please call +1 (800) 690-6903.

14.	What vote is required to approve the proposed amendments?

The proposed amendments will be approved if at least a majority of the outstanding shares of each of the Class A common stock, Class B common stock and Class C common stock, in each case voting separately as a class, are voted in favor of the amendments. We ask that you submit your proxy quickly to ensure your vote is recorded.

15.	When will I know if the proposal to amend the Certificate of Incorporation is approved?

Visa will announce preliminary vote results at the 2015 annual meeting of stockholders. Final vote results will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the 2015 annual meeting of stockholders.

16.	Who can I call for more information on the stock split amendments?

Our investor relations team would be more than happy to speak with you further. Please call D. F. King & Co., our proxy solicitor, at (866) 822-1236 (in the United States) or +1 (201) 806-7301 (International).

17.	What if I sold or distributed some or all of the Visa stock I held on the record date?

The record date for purposes of voting at the 2015 annual meeting of stockholders was December 1, 2014. That means that, under Delaware law, if you were still the owner of the shares as recorded by our transfer agent, Wells Fargo Shareowner Services, at the end of day on December 1, 2014, then you are eligible to vote the shares. You would not have received a proxy unless you were entitled to vote, and the board of directors encourages you to do so.

18.	Could you please explain again about proposed stock split amendments?

In summary, Visa is seeking your approval of certain proposed amendments to its Certificate of Incorporation in order to provide Visa the flexibility to effect a stock split of its Class A common stock in the future in a manner that would preserve, after the stock split has been effected, the relative ownership of the stockholders that existed prior to the stock split. Currently, if Visa were to issue a stock split under its existing Certificate of Incorporation, the proportionate ownership of Visa as between the holders of Class A common stock, Class B common stock and Class C common stock would be altered by the stock split.

Annex A – Stock Split Example

Assume that a company has 1,000 shares of stock outstanding prior to a 2-for-1 stock split, at a per share price of $20 per share. Assume also that the company only has two stockholders, Stockholder A and Stockholder B. Stockholder A owns 100 shares and Stockholder B owns 900 shares. The ownership percentage and percentage of total equity value held by each stockholder prior to the stock split are set forth below.

Prior to a 2-for-1 Stock Split
Stockholder	Number of Shares	Ownership Percentage[1]	Price Per Share	Aggregate Value of Shares	Percentage of Equity Value[2]
Stockholder A	100	10%	$20	$2,000	10%
Stockholder B	900	90%	$20	$18,000	90%

Total	1,000	100%	—	$20,000	100%

Now assume the company effects a 2-for-1 stock split by (i) distributing one additional share of stock for each share that is outstanding prior to the split and (ii) cutting the initial per share market price in half. The ownership percentage and percentage of total equity value held by each stockholder after the stock split are set forth below.

After a 2-for-1 Stock Split
Stockholder	Number of Shares	Ownership Percentage	Price Per Share	Aggregate Value of Shares	Percentage of Equity Value
Stockholder A	200	10%	$10	$2,000	10%
Stockholder B	1,800	90%	$10	$18,000	90%

Total	2,000	100%	—	$20,000	100%

Although the number of shares has been increased by the stock split, both Stockholder A and Stockholder B retain the same proportionate ownership and aggregate value of the company that they had prior to the stock split – i.e., 10% and 90%, respectively.

[1]	“Ownership Percentages” are calculated as the total number of shares held by such stockholder over the total number of shares outstanding, expressed as a percentage.
[2]	“Percentage of Equity Values” are calculated as the total value of shares held by a stockholder over the total value of shares held by all stockholders, expressed as a percentage.

Annex B – Visa Stock Split Examples3

How would a 2-for-1 stock split work under Visa’s existing Certificate of Incorporation?

Solely for purposes of these examples, assume that there are 1,000 shares of Visa common stock outstanding prior to the stock split, comprised of (i) 800 shares of Class A common stock, (ii) 150 shares of Class B common stock and (iii) 50 shares of Class C common stock. Assume further that the conversion rate applicable to the Class B common stock is equal to 0.4121 and the conversion rate applicable to the Class C common stock is equal to 1.

Based on these assumptions, the ownership percentages held by the Visa stockholders prior to and after a 2-for-1 stock split of Visa’s Class A common stock under Visa’s existing Certificate of Incorporation are set forth in the chart below.

	Prior to a 2-for-1 Stock Split		After a 2-for-1 Stock Split
Visa Stockholders	Number of Shares	Ownership Percentage[4]	Number of Shares (on an As-Converted Basis)[5]	Ownership Percentage
Class A	800	88%	1,600	85%
Class B	150	7%	93	5%
Class C	50	5%	182	10%

Total	1,000	100%	1,875	100%

[3]	All of the numbers contained herein are for illustrative purposes only. Additionally, numbers (including percentages) have been rounded for ease of review.
[4]	“Ownership Percentages” are calculated as the total number of shares of a class of common stock, calculated on an “as converted basis” (i.e., by applying the applicable conversion rate, if any, to such class), over the total number of shares of all classes of common stock outstanding, calculated on an “as converted basis,” expressed as percentage.
[5]	Under our existing Certificate of Incorporation, if Visa effects a split of one class of common stock, it must also effect a split of the other classes of common stock, and the shares distributed in the stock split to the holders of Class B common stock and Class C common stock must be paid on an “as converted” basis. However, prior to calculating the number of shares to be distributed to the Class B and Class C holders, our existing Certificate of Incorporation requires that the conversion rates as they existed prior to the stock split must be multiplied by an amount equal to the total number of shares of common stock outstanding immediately after the split – 1,824 shares in our example – over the total number of shares outstanding immediately prior to the stock split – 1,000 shares in our example.

As you can see, under our existing Certificate of the Incorporation, none of the holders of the Class A common stock, Class B common stock or Class C common stock will have maintained the same proportionate equity interest in Visa that they had prior to the stock split.

How would a 2-for-1 stock split work if the proposed amendments are implemented?

Using the same assumptions we used in our example above, let’s now see what would happen if Visa were to declare a 2-for-1 stock split with the proposed amendments in effect.

	Prior to a 2-for-1 Stock Split		After a 2-for-1 Stock Split
Visa Stockholders	Number of Shares	Ownership Percentage	Number of Shares (on an As-Converted Basis)[6]	Ownership Percentage[7]
Class A	800	88%	1,600	88%
Class B	150	7%	124	7%
Class C	50	5%	100	5%

Total	1,000	100%	1,824	100%

As you can see, unlike in our example under the existing Certificate of Incorporation, the proposed amendments result in ownership percentages for each of the Class A common stock, Class B common stock and Class C common stock that are proportionate to what each class had prior to the stock split.

[6]	The proposed amendments would permit Visa to effect a split of the Class A common stock without also having to simultaneous split the Class B and Class C common stock.
[7]	The proposed amendments would also require that certain adjustments be made to the components of the formula used to calculate the conversion rate for the Class B common stock, such that the conversion rate remains unchanged after the split – i.e., so that it remains 0.4121. Once these adjustments have been made, the Class B common stock and Class C common stock conversion rates are then multiplied by an amount equal to the total number of shares of Class A common stock outstanding immediately after the split – 1,600 shares in our example – over the total number of shares of Class A common outstanding immediately prior to the stock split – 800 shares in our example.

Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements because of a variety of factors including the factors discussed in our most recent Annual Report on Form 10–K on file with the U.S. Securities and Exchange Commission. You should not place undue reliance on such statements. Unless required to do so by law, we do not intend to update or revise any forward–looking statement, because of new information or future developments or otherwise.